Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), made as of May 12, 2010, between ‘mktg, inc.’, a Delaware corporation formerly known as CoActive Marketing Group, Inc. (“Employer”) and Charles Horsey (the “Employee”).

RECITALS

WHEREAS, Employer and Employee are parties to an Employment Agreement dated as of June 30, 2008, as amended by an Amendment to Employment Agreement dated as of December 22, 2008 (as so amended, the “Employment Agreement”), pursuant to which Employee is employed as Employer’s President; and

WHEREAS, Employee and Employer desire to amend certain provisions of the Employment Agreement in connection with Employee’s promotion to Chief Executive Officer and the extension of the term of the Employment Agreement, as set forth herein.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.           Promotion and Salary Increase. To reflect Employee’s promotion, Sections 2, 4.1 and 4.2 of the Employment Agreement are amended in their entirety to read as follows:

“2.             Position, Employment Duties and Responsibilities. Employee shall be employed as Employer’s President and Chief Executive Officer, subject to such reasonable duties and responsibilities granted, and restrictions imposed by Employer’s Board of Directors, and subject to Employer’s company policies and procedures. In addition, so long as Employee remains Employer’s Chief Executive Officer, Employer will nominate Employee to serve on Employer’s Board of Directors. Throughout the term of this Agreement, Employee shall devote his entire working time, energy and skill and best efforts to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of Employer.”

“4.1             Salary. For all of the services rendered by Employee to Employer, Employer shall pay to Employee an annual base salary of (i) two hundred sixty six thousand one hundred six dollars ($266,106) for the period of June 30, 2008 through November 30, 2008, (ii) three hundred thirty thousand dollars ($330,000) for the period of December 1, 2008 through March 31, 2010, (iii) three hundred forty nine thousand eight hundred dollars ($349,800) for the period of April 1, 2010 through March 31, 2011, (iv) three hundred sixty thousand two hundred ninety five dollars ($360,295) for the period of April 1, 2011 through March 31, 2012, (v) three hundred seventy one thousand one hundred dollars ($371,100) for the period of April 1, 2012 through March 31, 2013, and (v) three hundred eighty two thousand two hundred thirty five dollars ($382,235) thereafter, payable in reasonable periodic installments in accordance with Employer’s regular payroll practices in effect from time to time. Employee’s salary may be increased (but not decreased) from time to time as the Board of Directors of Employer (the “Board”), may determine in its sole discretion, based on an annual review of Employee’s performance.

4.2             Bonus. During the term of this Agreement, Employee shall be eligible to receive an annual incentive cash bonus (“Annual Bonus”), targeted at fifty percent (50%) of his base salary (the “Target Bonus”), based on Employer’s achievement of annual “EBITDA” targets (the “EBITDA Target”) approved of by the Board of Directors for the payment of “full” bonuses following a financial performance presentation by management. The amount and payment of any such Annual Bonus shall be determined in accordance with Employer’s practices under its management incentive bonus program for senior executives, and subject to Employer’s performance, may be greater or less than the targeted amount. Except as set forth below with respect to Employer’s fiscal year ending March 31, 2011 (“FY 2011”), in the event Employer achieves “EBITDA” in a fiscal year less than the EBITDA Target approved of by the Board of Directors, but in excess of 80% of the EBITDA Target (the “Threshold EBITDA”), Employee shall be entitled to an Annual Bonus equal to the Target Bonus multiplied by a fraction, the numerator of which shall be (i) the actual EBITDA achieved by Employer in such fiscal year, minus (ii) the Threshold EBITDA, and the denominator of which shall be (i) the EBITDA Target for such fiscal year minus (ii) the Threshold EBITDA. With respect to FY 2011, Schedule A sets forth the EBITDA Target for achieving Employee’s Target Bonus (“2011 Targeted EBITDA”), and the methodology for determining the Annual Bonus (if any) in the event EBITDA for FY 2011 is less than 2011 Targeted EBITDA. EBITDA achieved in any fiscal year shall be determined by the Compensation Committee of the Board of Directors based on Employer’s audited financial statements.

2.           Life Insurance Policy. A new Section 4.7 is added to the Employment Agreement immediately following Section 4.6 thereof as follows:

         “4.7           Life Insurance Policy. No later than June 30, 2010, Employer shall purchase a twenty year fixed premium $1,000,000 term life insurance policy insuring the life of Employee and naming Employee’s spouse (and/or other family members designated by Employee) as the beneficiary of such policy. Employer shall thereafter maintain such policy in effect during the period of Employee’s employment pursuant to this Agreement and following any termination of employment, Employee shall be permitted to continue such policy by paying premiums directly. Notwithstanding anything to the contrary in this Section 4.7, Employer shall not be obligated to expend more than $1,000 per year to maintain such policy.”

3.           Term; Severance. Sections 5.1 and 5.2 of the Employment Agreement are amended in their entirety to read as follows:

“5.1           Term. This Agreement shall be for a term commencing on the date hereof and ending on April 1, 2014, unless sooner terminated as hereinafter provided. The term of this Agreement shall automatically continue after April 1, 2014 unless and until either party terminates this Agreement by providing the other party with no less than ninety (90) days prior written notice of termination effective on or after April 1, 2014.

5.2           Severance.  In the event (i) Employer terminates Employee’s employment under this Agreement for any reason other than for “Cause” under Section 7, or (ii) Employee terminates his employment under this Agreement for Good Reason (as defined below), Employee shall be entitled to receive (i) a cash payment in the amount of $100,000 payable within 10 business days of the date of termination, and (ii) aggregate severance payments (“Severance Payments”), equal to 12-months’ of Employee’s then monthly base salary under Section 4.1. The Severance Payments shall be paid to Employee in equal monthly installments, each such installment equal to Employee’s then monthly base salary under Section 4.1, provided Employee is then in compliance with his obligations under Section 6 of this Agreement.”

4.           Competitors. Sections 6.1(d) of the Employment Agreement is amended in its entirety to read as follows:

“(d)           “Competitor” shall mean and refer to any individual, partnership, corporation, association or other business enterprise in any form, other than Employer and its subsidiaries, which at any time during the Restriction Period, either directly or indirectly, (i) engages in the business of promotion marketing as an agent, and sells to Customers in the Restriction Area or (ii) engages in any other business directly competitive with Employer or any of its subsidiaries and sells to Customers in the Restriction Area.”

5.           Notice. Subsection (a) of Section 11.5 of the Agreement is hereby amended and restated to read in its entirety as follows:

“(a)         if to Employer:

‘mktg, inc.’
75 Ninth Avenue
New York, New York 10011
Attention: Chairman of the Board”

6.           Governing Law. This Amendment shall be governed in all respects by the laws of the State of New York without reference to its choice of law rules.

7.           Entire Agreement; Amendment. This Amendment, together with the Employment Agreement, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Neither this Amendment nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party to be charged. Except as specifically provided in this Amendment, the Employment Agreement shall remain in full force and effect and shall be binding on the parties hereto.

8.           Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

9.           Severability. The holding of any provision of this Amendment to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Amendment, which shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

‘mktg, inc.’

By:	/s/ James R. Haughton
James R. Haughton, SVP - Controller

/s/ Charles Horsey
Charles Horsey

Schedule A

FY 2011 EBITDA Targets